Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST

Press Release

Dominion Resources Black Warrior Trust

Announces 1st Quarter Cash Distribution

DALLAS, TEXAS, February 19, 2015—Dominion Resources Black Warrior Trust (NYSE: DOM) today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.174547 per unit. The distribution will be payable March 11, 2015 to unitholders of record on March 2, 2015. Dominion’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.dom-dominion.com/.

This distribution represents the quarterly royalty payment from Walter Black Warrior Basin LLC (“WBWB”) reflecting production from October 1, 2014 to December 31, 2014. WBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 435 million cubic feet (“MMcf”) during this period compared to 441 MMcf in the previous quarter. Prices for this quarter to the trust averaged $3.96 per Mcf compared to $4.01 per Mcf for the previous quarter. Production for this quarter was relatively flat compared to the previous quarter.

In March 2012, WBWB notified the Trustee that it was undertaking a study of the Underlying Properties on a well-by-well basis to determine the economic viability of continuing to produce each individual well. WBWB has plugged and abandoned 22 such wells, 11 in 2012 and 11 in 2013. These wells were very low producing and deemed non-economical. Additional information about remaining wells has been disclosed in detail in the Trust’s 2013 10-K filed on March 10, 2014. The additional decisions on a well by well basis could adversely affect the Trust’s future revenue stream, and if a significant number of wells are abandoned, it could cause a termination of the Trust. Walter Energy will continue to evaluate the economic viability of each well on an ongoing basis and provide notice as to any development. The results for 2014 will be discussed in the Trust’s 2014 10-K to be filed in March 2015.

The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by WBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust originally formed by Dominion Resources, Inc. The Trust is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.

The 2014 tax information packets are expected to begin mailing directly to unitholders in early March 2015. A copy of Dominion’s 2014 tax information booklet will be posted on Dominion’s website by March 1, 2015. In addition to the tax booklet the Dominion website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators are now updated on Dominion’s website for 2014 tax reporting.

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Contact:

Ron E. Hooper

SVP, Royalty Trust Services

Southwest Bank, Trustee

Toll-free – 1.855.588.7839